Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment to Registration Statement No. 002-34099 on Form N-1A of our reports dated November 11, 2022 relating to the financial statements and financial highlights of Fidelity Advisor Capital Development Fund and Fidelity Advisor Diversified Stock Fund, each a fund of Fidelity Destiny Portfolios, appearing in the Annual Reports on Form N-CSR of Fidelity Destiny Portfolios for the year ended September 30, 2022, and to the references to us under the headings “Financial Highlights ” in the Prospectuses and “Independent Registered Public Accounting Firm ” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 18, 2022